Exhibit 99.3

=DRAFT=

[Date]

To:	PropertyGury Pte. Ltd.

#12-01/04 Paya Lebar Quarter

1 Paya Lebar Link

Singapore 40853

Re: Ownership Structure of PropertyGuru’s Vietnam-domiciled Entities

Dear Sirs/Madams:

We act as Vietnam counsel to PropertyGuru Pte. Ltd., a Singapore private company limited by shares (the “Company”) and this opinion is delivered solely for your benefit in connection with the Registration Statement on Form F-4 (the “Registration Statement”) by PropertyGuru Group Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“PGL”) filed with the United States Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, in relation to the proposed business combination among the Company, PGL and Bridgetown 2 Holdings Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands.

This legal opinion is limited to the laws of the Socialist Republic of Vietnam (“Vietnam”) published in the Official Gazette as at the date of this opinion. We have made no investigation of, and do not express or imply any views or opinions on, the laws of any jurisdiction other than the laws of Vietnam.

Documents examined

In rendering this opinion, we have examined the following documents:

(i)

Enterprise registration certificate no. 0104630479 of PropertyGuru Viet Nam Joint Stock Company (“PropertyGuru Vietnam”), first granted on June 2, 2010 and most recently amended on June 22, 2021, issued by the Department of Planning and Investment of Hanoi City, Vietnam;

(ii)

Notification on PropertyGuru Pte Ltd’s satisfaction of conditions on acquisition of shares of PropertyGuru Vietnam no. 990329 dated March 18, 2021 issued by the Department of Planning and Investment of Hanoi City, Vietnam;

(iii)	Confirmation on PropertyGuru Pte Ltd’s shareholding in PropertyGuru Vietnam no. 201352/21 dated June 22, 2021 issued by the Department of Planning and Investment of Hanoi City, Vietnam;

(iv)

Investment registration certificate no. 8743528720 of PropertyGuru Vietnam, first granted on July 22, 2019 and most recently amended on May 31, 2021, issued by the Department of Planning and Investment of Hanoi City, Vietnam;

(v)

Enterprise registration certificate no. 0315309419 of Red Soil Vietnam Company Limited, first granted on October 4, 2018 and most recently amended on October 11, 2018, issued by the Department of Planning and Investment of Ho Chi Minh City, Vietnam;

(vi)

Business license of PropertyGuru Vietnam no. 0104630479/KD-0264, first granted on September 6, 2019 and most recently amende don August 4, 2021, issued by the Service of Industry and Trade of Hanoi City, Vietnam;

(vii)	Charter of PropertyGuru Vietnam dated March 18, 2020;

(viii)

Enterprise registration certificate no. 0313969106 of Do Thi Media Service Company Limited (“Do Thi”), first granted on August 17, 2016 and most recently amended on March 10, 2021, issued by the Department of Planning and Investment of Ho Chi Minh City, Vietnam;

(ix)	Charter of Do Thi dated September 17, 2019;

(x)	Information and records publicly available as of the date of this legal opinion on:

(A)	the National Business Registration Portal of Vietnam at https://dangkykinhdoanh.gov.vn

(B)	the online database of the General Department of Taxation of Vietnam at http://www.gdt.gov.vn/wps/portal

(together, the “Examined Documents”).

Assumptions

For the purpose of the opinion, we have assumed without investigation:

(a)	That the copies of the Examined Documents provided to us conform to the originals and that all originals are genuine, currently effective and complete;

(b)	That the signatures, seals or markings on the originals or copies of the Examined Documents are authentic signatures, seals or markings of individuals and organizations of which they purport to be;

(c)

That the individuals and organizations that sign or issue the Examined Documents have the proper legal capacity, power and authority to sign or issue the same, and that the Examined Documents are signed and issued under the due authorization, execution and delivery of such individuals and organizations;

(d)	That all facts stated in the Examined Documents are correct and true when made and remain correct and true as of the date hereof;

(e)	That there have been no amendments, variations or additions to the Examined Documents as at the date hereof; and

(f)

That there has been due compliance by all parties related to the matters opined herein with the laws of any jurisdiction which may be relevant to the matters opined herein, including all regulatory authorizations, approvals, consents, waivers under such laws having been duly obtained and remaining in force and effect.

Opinion

On the basis of the limitations and the assumptions expressed herein, subject to the observations set out in this opinion, subject further to any matters not disclosed to us, and having regards to such considerations of the laws of Vietnam in force as at the date of this opinion as we consider relevant, we are of the opinion that:

1.	PropertyGuru Vietnam has been duly incorporated and validly exists under the laws of Vietnam.

2.	The ownership structure of PropertyGuru Vietnam is compliant with the laws of Vietnam.

3.

The conduct of PropertyGuru Vietnam’s businesses in Vietnam under its current ownership structure is legitimate by virtue of the business and investment registrations made by PropertyGuru Vietnam and its corporate shareholders, namely PropertyGuru Pte Ltd and Red Soil Vietnam Company Limited, in accordance with the laws of Vietnam.

4.	Do Thi has been duly incorporated and validly exists under the laws of Vietnam.

5.	The ownership structure of Do Thi is compliant with the laws of Vietnam.

6.

The conduct of Do Thi’s businesses in Vietnam under its current ownership structure is legitimate by virtue of the business registrations made by Do Thi and its owners, namely PropertyGuru Vietnam and Red Soil Vietnam Company Limited, in accordance with the laws of Vietnam.

7.

The description of the Ownership Structure of PropertyGuru Vietnam set forth under the caption “Risk Factors — Risks Related to Regulatory Compliance and Legal Matters – Our subsidiaries in Thailand and Vietnam are subject to foreign ownership restrictions under local laws, and there are inherent risks in our ownership arrangements in these countries” in the Registration Statement is true, accurate, and not misleading in all material respects.

8.

The description set forth in the Registration Statement under the captions “[ • ]”, in each case insofar as they describe or summarize the law of Vietnam, documents, agreements, or proceedings referred to therein involving PropertyGuru Vietnam and Do Thi to the extent that they relate to the laws of Vietnam are true, accurate, and not misleading in all material respects.

Qualifications

The foregoing opinion is subject to the following qualifications:

A.

The business operation of PropertyGuru Vietnam on its website “batdongsan.com” and the business operation by Do Thi on its website “dothi.net” are classified under the laws of Vietnam as e-commerce service which requires a company with foreign investment like PropertyGuru Vietnam or considered to have foreign investment like Do Thi to have a business license for e-commerce service (e-commerce trading floor). The provision of e-commerce service without obtaining a proper business license, if considered a matter of non-compliance by the competent authorities, could be subject to a monetary fine up to VN30,000,000 (approximately US$1,300) and all benefits gained from such non-compliance could be forfeited. PropertyGuru Vietnam has obtained such business license. As for Do Thi, as soon as it became subject to the requirement under discussion, has filed to apply for a business license with the competent authorities. Considering the current status of Do Thi’s application, the risk that Do Thi would be subjected to administrative penalties amidst the pendency of Do Thi’s application for a business license for e-commerce service would be low in practice.

B.

Except as provided herein, we express no opinion on any matters contained in the Registration Statement, and for the purposes of this legal opinion have not investigated or verified any fact, information nor matter in connection with the Registration Statement other than as expressed herein.

C.	We express no opinion in respect of any laws of any jurisdiction other than Vietnam.

D.

To the extent public searches are required in rendering this legal opinion, our searches are limited to those publicly available information and records mentioned in the scope of the Examined Documents above, and we do not search other public sources.

E.

There is no public search system for insolvency, bankruptcy, winding-up, and good standing status in relation to a company in Vietnam, nor is it possible to make an independent inquiry with a competent authority in these regards in relation to a company in Vietnam.

F.	There is no public search system for official information concerning regulatory investigations or inspections and non-compliances in relation to a company in Vietnam.

G.	Liabilities of a company incorporated under the laws of Vietnam may be limited under laws such as the laws on bankruptcy and other laws of general application.

H.

Vietnamese law is not well developed, nor does it have a system of binding case law or other interpretative aids of binding precedents, and as a result, Vietnamese law is subject to broad interpretation, with the ultimate arbiter of legality, as a matter of practice, often being the government ministry, department or agency responsible for administering the relevant law, regulation or matter, and we qualify the opinion herein to exclude the effect of any interpretations or government actions that are not based on published and demonstrable statutes.

* * *

This legal opinion is addressed to and is given for the sole benefit of the addressees and solely with respect to the matters opined upon herein. It may not be delivered to nor relied upon by any other person or for any other purpose nor is it to be quoted or referred to in any document or filed with any person, except, in every case, with our prior written consent. Notwithstanding the foregoing, we hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This legal opinion is issued by Russin & Vecchi Vietnam Law Company.

Yours faithfully,

Russin & Vecchi Vietnam Law Company

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